STONE RIDGE TRUST
CLASS I SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

September 19, 2013

WHEREAS, each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Master Variance Risk Premium Fund (each separately referred to herein as the “Fund”) is a series of Stone Ridge Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale shares of beneficial interest (“Shares”);

WHEREAS, Shares are divided into one or more classes, one of which is designated as Class I Shares;

WHEREAS, the Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for the Class I Shares, and the Board of Trustees of the Trust (the “Board,” and each member thereof, a “Trustee”) has determined that there is a reasonable likelihood that adoption of said plan will benefit the Class I Shares and their shareholders; and

WHEREAS, the Fund has entered into a Distribution Agreement with its distributor pursuant to which the distributor has agreed to serve as the general distributor of the Shares;

NOW, THEREFORE, the Fund, with respect to the Class I Shares, hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.           The Class I Shares of the Fund shall not pay to the distributor or third-party provider any fee for providing distribution or shareholder services to Class I shareholders.

2.           Expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average net assets of each such class, as may be approved from time to time by a vote of a majority of the Board.

3.           The Fund pays and will continue to pay a management fee to Stone Ridge Asset Management LLC (“Adviser”) pursuant to an investment management agreement between the Fund and the Adviser.  It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class I Shares of the Fund.  To the extent that the indirect payment of management or other fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class I Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

4.           This Plan shall take effect as promptly as reasonably practicable following the approval of the Plan by the Fund’s initial shareholder, and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

5.           Notwithstanding any other provision herein, the Fund may not compensate a broker-dealer for any sale or of the Fund’s Class I Shares by directing to the broker-dealer (a) portfolio transactions, or (b) commissions, mark-ups, mark-downs or other fees received from execution effected through any other broker-dealer.

6.           Any person authorized to direct the disposition of monies paid or payable, if any, by the Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7.           This Plan may be terminated without penalty at any time by the vote of a majority of the Board, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, or by a vote of a majority of the Fund’s outstanding Class I Shares.  The distributor or any other third-party provider may terminate the Plan without penalty upon 60 days’ written notice to the Fund.

8.           This Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class I Shares of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 4 hereof for annual approval.

9.           While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

10.           The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

11.           If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Fund has executed this Distribution Plan Pursuant to Rule 12b-1 as of the day and year set forth above.

STONE RIDGE TRUST, on behalf of its series
Stone Ridge International Developed Markets Variance Risk Premium Fund,
Stone Ridge Emerging Markets Variance Risk Premium Fund,
and Stone Ridge International Master Variance Risk Premium Fund

By:  /s/ Jane Korach
Name:  Jane Korach
Title: Secretary

Stone Ridge International VRP Funds’ Class I Rule 12b-1 Plan Signature Page